Exhibit 99.1

Investor Contact:	Media Contact:
Ina McGuinness	Kathleen Rinehart
Vice President, Corporate Communications &	Director, Public Relations
Investor Relations	650.624-4948
650-624-4949	kathleen.rinehart@tercica.com

TERCICA ANNOUNCES $30 MILLION FINANCING

BRISBANE, Calif., January 24, 2006 – Tercica, Inc. (NASDAQ: TRCA) announced today that it is selling 5,000,000 shares of its common stock pursuant to an effective shelf registration statement. Tercica expects the net proceeds from the sale of the shares to be approximately $30 million, after deducting underwriting discounts and commissions, but before the expenses of the offering. Tercica also granted to the underwriter a 30-day option to purchase up to an additional 750,000 shares of common stock. All of the shares in the offering are being sold by Tercica. Lehman Brothers Inc. is acting as sole underwriter for the offering. Tercica expects the closing of the offering to occur on or about January 27, 2006.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. Additional information and details with respect to the offering will be included in a final prospectus supplement and related prospectus that will be filed with the Securities and Exchange Commission prior to closing. When available, the final prospectus supplement and the related prospectus may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, 631-254-7106.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. Tercica’s first product, Increlex™, or recombinant human insulin-like growth factor-1 (rhIGF-1) is approved by the FDA for the long-term treatment growth failure due to severe Primary IGFD. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

This press release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements regarding Tercica’s plans to complete a public offering. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Tercica’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks and uncertainties related to satisfaction of customary closing conditions related to the public offering. There can be no assurance that Tercica will complete the offering of the common stock on the anticipated terms, or at all. In addition, Tercica’s business is subject to the risks detailed in Tercica’s filings with the Securities and Exchange Commission, including the preliminary prospectus supplement and related prospectus with respect to the offering filed on January 24, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Tercica undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

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